EXHIBIT 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 12th day of February, 2019, by and between Ryan Finley and SM Profits, LLC.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities and Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other party that it will fully cooperate with such other party in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Dated:  February 12, 2019

/s/ Ryan Finley

Ryan Finley

SM PROFITS, LLC

By: /s/ Ryan Finley

Name:  Ryan Finley

Title:  Manager